Exhibit 10.42

1/18/23

Ms. Erin Green

Los Angeles, CA

Re:        Employment Agreement

Dear Erin:

On behalf of AMASS Brands Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Operations Officer reporting to the Company’s Chief Executive Officer pursuant to the terms of this letter agreement. This agreement sets out the terms of your employment with the Company, which starts on the Closing Date as defined in that certain Amended and Restated Asset Purchase Agreement, dated as of December 21, 2022, by and between Project Crush Acquisition Corp LLC, Winc, Inc. (“Winc”), and the other parties thereto (as amended, modified, or supplemented from time to time in accordance with its terms, the “Asset Purchase Agreement”). In the event that the anticipated transactions contemplated by the Asset Purchase Agreement are not consummated, this agreement will have no effect, will not be binding on the Company (or any of its affiliates) or on you, shall terminate as of the termination of the Asset Purchase Agreement, and neither you nor the Company (or any of its affiliates) shall have rights or obligations hereunder.

You will be paid a starting base of $8,333.33 semi-monthly which equals $200,000.00 per year, less applicable tax and other withholdings. This position is an exempt position, which means you are paid a salary and do not have a fixed work schedule. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

If and when the Company institutes any fringe benefits plans applicable to its employees, you will also be eligible to participate in such plans that are offered to similarly situated employees in accordance with the Company’s benefit plan requirements. You will also be eligible to participate in any incentive compensation plan offered to similarly situated employees that may be established by the Company during your employment.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

If you are continuously employed for ninety (90) days after your start date, the Company will conduct an initial review of your job performance and, based on the results of that review, the Company may, but is not obligated to, modify your compensations, duties and/or title. The foregoing decisions shall be made in the Company’s sole and absolute discretion and the foregoing does not change the at-will nature of your employment as detailed herein.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which will be shared with you), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

[To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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By signing this letter agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company. [Furthermore, you will indemnify and hold harmless the Company for any legal claims that arise due to any breach by you of such continuing obligations and/or representations made herein.

This agreement constitutes the entire agreement between you and the Company (and its affiliates) regarding its subject matter, and supersedes all prior or contemporaneous negotiations, representations or agreements between you and the Company (and its affiliates) with respect to this subject matter. You also agree and acknowledge that any prior employment or service relationship with Winc (and its affiliates) has terminated and you are not eligible for and will not receive any compensation or benefits from the Company (and its affiliates) related to any prior employment or service with Winc (and its affiliates). The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

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We look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

AMASS Brands Inc

By	/s/ Mark Thomas Lynn

Mark Thomas Lynn

Chief Executive Officer

I agree to and accept employment with AMASS Brands Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: 1/19/2023	/s/ Erin Green
Erin Green

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